Exhibit 99.1

ProPhase Labs Diversifies with Formation of Genomics and Global Healthcare Subsidiaries

ProPhase Precision Medicine, Inc. and ProPhase Global Healthcare, Inc. to Expand Opportunities in Genomics and International Testing Services

ProPhase Diagnostics, Inc. Developing New Testing Capabilities through Research and Acquisition

CEO Ted Karkus to Discuss New Initiatives at LD Micro Invitational XI Virtual Conference Today at 1:00 p.m. ET

GARDEN CITY, NY, June 10, 2021 — ProPhase Labs, Inc. (NASDAQ: PRPH), a diversified medical science and technology company, today announced the formation of two wholly-owned subsidiaries, ProPhase Precision Medicine, Inc., which will focus on genomics testing technologies, and ProPhase Global Healthcare, Inc., which was recently formed to seek to expand the Company’s SARS-CoV-2 (COVID-19) testing into other countries and to pursue additional healthcare-related initiatives.

ProPhase Precision Medicine will seek to acquire existing businesses and technology, or otherwise gain access to technologies utilized to conduct whole-genome sequencing (WGS). WGS is a comprehensive method for analyzing entire genomes, including the genes and chromosomes in DNA. The data obtained from genomic testing can help to identify inherited disorders, predict disease risk, identify expected drug response, and characterize genetic mutations, including those that drive cancer progression. The costs associated with whole genome sequencing have dropped dramatically in recent years, leading to new services that can provide more detailed testing, better diagnoses, and an ability to predict the viability of therapeutic treatments.

“Whole genome sequencing is rapidly becoming a key component of the future of healthcare, with the ability to test every base in the genome,” said Ted Karkus, CEO of ProPhase Labs. “ProPhase Precision Medicine was created to explore opportunities to capture market share in the estimated multi-billion-dollar market of genomic diagnostics, offering patients the ability to understand and make informed choices about the unique genomic variants in each of us. A genomics business within the Company may be synergistic with our existing ProPhase Diagnostics operations if we are able to conduct these activities in conjunction with our current CLIA labs and leverage the extensive infrastructure already built for our other lab testing services. We intend to explore available solutions that may fit our strategy.”

“ProPhase Global Healthcare was launched with the goal of developing COVID-19 testing facilities internationally and conducting additional healthcare-related initiatives,” continued Mr. Karkus.

Karkus added, “With the onset of the global pandemic, testing demand has increased dramatically around the world, and we are well positioned to leverage our knowledge and efficiencies to capture additional share in the global testing market. As we continue to seek new laboratory acquisition targets, we are now open to opportunities that are outside the United States. This business unit is formed to pursue international opportunities in a subsidiary that will be organized in a manner best suited to international transactions.”

“Consistent with our diversification strategy, ProPhase Diagnostics is now developing antigen and antibody tests in partnerships with scientists to broaden our COVID-19 testing beyond RT-PCR testing. Additionally, we are considering the acquisition of other laboratories in the U.S. that may provide pathology, toxicology, blood, urine and oncology testing in order to expand beyond COVID-19 testing. Taken together, we are highly focused on leveraging our success in the testing business to expand into other high value testing capabilities through accretive acquisitions, licensing opportunities and R&D both here and abroad.”

Mr. Karkus added that, although the Company aspires to identify and consummate possible acquisition and expansion targets and opportunities, there can be no assurance that the Company will be able to do so.

Conference Reminder

CEO Ted Karkus will present at the LD Micro Invitational XI virtual conference taking place June 8-10, 2021. He is scheduled to host a virtual presentation during the event as follows:

2021 LD Micro Invitational XI

Date: Thursday, June 10, 2021

Time: 1:00 p.m. EDT – Track 2

Webcast: https://ldmicrojune2021.mysequire.com

A live audio webcast and archive of the event presentation will be available using the webcast link above. For more information on the LD Micro Invitational XI, or to register for the event, please visit https://ldmicrojune2021.mysequire.com.

Forward Looking Statements

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to acquire companies and establish technologies to conduct whole-genome sequencing (WGS), the perceived advantages of WGS, the estimated market for genomic diagnostics, our ability to synergize the operations of ProPhase Precision Medicine with ProPhase Diagnostics, our ability to develop COVID-19 testing facilities internationally and conduct additional healthcare-related initiatives, COVID-19 testing demand, and our ability to expand our testing capabilities through accretive acquisitions, licensing opportunities and R&D. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include but are not limited to the scale, scope and duration of the COVID-19 pandemic, consumer demand for our lab processing services, the competitive environment, challenges relating to entering into new business lines, the failure to obtain and maintain certain regulatory approvals, our ability to continue to ramp up our labs’ testing capacity and execute on our business plan, and the risk factors listed from time to time in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and any other SEC filings.

About ProPhase Labs

ProPhase Labs (NASDAQ: PRPH) is a diversified medical science and technology company. The Company’s subsidiary, ProPhase Diagnostics, offers a broad array of clinical diagnostic insights and testing services at its CLIA certified laboratories. ProPhase Diagnostics serves patients with SARS-CoV-2 (COVID-19) through both saliva and nasal swab methods. Our methodology also has the capability to identify the possibility of mutations. Critical to COVID testing, results are provided in under 24 hours. ProPhase now also offers antigen tests for COVID-19 and polymerase chain reaction (PCR) for Influenza A and B and RSV. We also are currently developing an immunity test. ProPhase Labs researches, develops, manufactures, distributes, markets, and sells OTC consumer healthcare products and dietary supplements, including dietary supplements under the TK Supplements® brand. The Company actively pursues strategic investments and acquisition opportunities for other companies, technologies, and products. For more information, visit www.ProPhaseLabs.com.

Investor Contact

Chris Tyson

Managing Director

MZ Group - MZ North America

949-491-8235

PRPH@mzgroup.us

www.mzgroup.us